Exhibit 99.1

BASELINE ANNOUNCES THE RESULTS OF CONSENT SOLICITATION

AND EXTENDS THE CHANGE OF CONTROL OFFER REGARDING ITS

12 1/2% SENIOR SECURED NOTES

CUSIP No. 069827 AG 8

Houston, Texas – August 22, 2008 – Baseline Oil & Gas Corp. (the “Company”) (OTC BB: BOGA) announced today the results of the consent solicitation of the holders of its 12 1/2% Senior Secured Notes due 2012 (“Notes”) previously announced on August 11, 2008, pursuant to which the Company sought to amend the Indenture dated as of October 1, 2007 (“Indenture”) under which the Notes were issued and, based upon the consents obtained, to modify or terminate various collateral documents securing the Notes.

The consent solicitation expired at the close of business on August 21, 2008, at which time the Company accepted all consents determined to have been validly delivered and not revoked during the consent period commenced on August 8, 2008. Based on information provided to the Company by The Bank of New York, the depositary for the consent solicitation, consents were delivered by holders of Notes having an aggregate outstanding principal amount of $115 million, representing 100% of the outstanding Notes, at the expiration of the consent period.

Based upon the consents delivered and accepted in the consent solicitation, the Company will undertake immediately to: (i) amend the Indenture to eliminate or modify substantially all of the restrictive covenants, certain events of default and related provisions contained therein; (ii) release the security interest granted by the Indenture in all property securing the Notes; and (iii) terminate various collateral agreements related thereto, including the Company’s Intercreditor Agreement dated October 1, 2008 among the Company and its first, second and third priority agents.

Consenting holders are entitled to, and the Company shall pay, a consent payment for the accepted consents equal to 2% of the principal amount of the Notes for which consents were delivered and accepted, or $2.3 million. As previously announced, payment of this consent payment shall be due and payable on the second business day after the expiration of the Change of Control Offer (the “Payment Date”), as the same may be extended by the Company, in conjunction with payment for the Notes tendered and purchased under such Change of Control Offer.

The Company also announced today (i) the extension of the date by which the Notes may be tendered for purchase by the Company under the Change Of Control Offer previously announced on August 11, 2008 and (ii) the extension of the related Payment Date. Accordingly, as hereby extended, the expiration of the offering period, initially expiring at the close of business on September 5, 2008, shall be extended until 5:00 pm (New York City time) on Thursday, October 2, 2008 and the related Payment Date shall be extended from September 9, 2008 to October 6, 2008. This extension is intended to permit the Company to complete financing for the purchase of the Notes and payment of the consent payment under the Change of Control Offer and the consent solicitation, respectively.

As of the close of business on August 21, 2008, Notes having $115 million aggregate principal amount had also been tendered pursuant to the Change of Control Offer. During the extended offering period, holders of the Notes may withdraw Notes tendered up to the close of business on Thursday, October 2, 2008, upon the terms and conditions set forth in the Change of Control Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, both dated August 8, 2008, copies of which were previously delivered to all noteholders. Notwithstanding the foregoing, because the consent solicitation has expired and the consents accepted by the Company as announced today, holders may not revoke consents delivered with respect to such Notes under the consent solicitation.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL THE NOTES.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected results from drilling exploratory and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, that geological conditions in the reservoir may not result in commercial levels of oil and gas production, that changes in product prices could occur, and other risks may be realized as disclosed in Baseline’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

(281) 591-6100

p.mcgarey@baselineoil.com